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EDITED TRANSCRIPT
MOD - Q3 2012 MODINE
MANUFACTURING COMPANY EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 03, 2012 / 02:00PM  GMT

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

CORPORATE PARTICIPANTS

Kathleen Powers Modine Manufacturing Company - VP, Treasurer & IR

Tom Burke Modine Manufacturing Company - President, CEO

Mick Lucareli Modine Manufacturing Company - VP Finance & CFO

CONFERENCE CALL PARTICIPANTS

Joe Vruwink Robert W. Baird - Analyst

Walt Liptak Barrington Research Associates, Inc. - Analyst

Adam Brooks Sidoti & Company - Analyst

Mike Shlisky JPMorgan - Analyst

Dennis Scannell Rutabaga Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2012 Modine Manufacturing Company earnings conference call. My name is Clarissa, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today's conference. (Operator instructions). As a reminder, this conference is being recorded for replay purposes.

I will now turn the presentation over to your host for today's conference, Ms. Kathleen Powers, Vice President, Treasurer and Investor Relations. Please proceed.

Kathleen Powers - Modine Manufacturing Company - VP,Treasurer & IR

Thank you for joining us today for Modine's third quarter fiscal 2012 earnings call. With me today are Modine's President and CEO, Tom Burke; as well as Mick Lucareli, our Vice President, Finance and Chief Financial Officer. We will be using slides with today's presentation. Those slides are available through both the webcast link as well as a PDF file posted on the investor relations section of our Company website, Modine.com.

Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately two hours after the call concludes.

On slide 2 is an outline for today's call. Tom and Mick will provide comments on our third quarter results and go through our fiscal 2012 guidance. At the end of the call there will be a question and answer session.

On slide 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today's earnings release as well as in our Company's filings with the Securities and Exchange Commission. With that, it is my pleasure to turn the call over to Tom Burke.

Tom Burke - Modine Manufacturing Company - President, CEO

Thank you, Kathy, and good morning, everyone. We had some challenges during the quarter that I will highlight in a moment, but overall we had another solid quarter with both revenue and earnings improvements. We delivered a year-over-year increase in net sales, reflecting growth in all of our operating segments with the exception of Europe, which was flat. Our businesses are successfully managing program launches and are driving earnings growth. As a result, our income from operations increased 77% from the prior year despite some unfavorable currency impacts and an asset write-off in Europe.

During the quarter we saw some softening in our markets, most notably in European Truck and Asia Off-Highway markets. This weakness, along with some other factors, including the impact of changes in foreign exchange, resulted in our revenues and earnings being somewhat lower than we anticipated.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

As noted on slide 4, we are adjusting our revenue and earnings projections for the year. We expect year-over-year sales growth between 8% and 10%, down from our previous guidance of 12% to 16%. This decrease is due to the unexpected drop in volumes during the third quarter, particularly in Europe and Asia, along with the impact of the strengthening US dollar.

We're also lowering our guidance on earnings per share to $0.70 to $0.75 from the previously reported $0.95 to $1.05 range. Last quarter we affirmed our previous guidance despite the impacts of currency losses. At the time we still felt that we were within range provided. However, we did not anticipate the drop in volumes that resulted in us lowering our revenue projections for the year by about $25 million or the incremental foreign exchange losses incurred during the third quarter. Mick will take you through these details later, but these factors have impacted our full-year forecast. Despite this, we are still satisfied with our performance during the quarter.

Before I discuss the regional results, however, I am pleased to announce the recent promotion of Tom Marry to Executive Vice President and Chief Operating Officer. Tom will have primary responsibility for our global operations, purchasing and IT organizations and will ensure operational consistency across all our business units, bringing significant focus to consistent execution and improvement of our business processes across the globe. Tom has been with Modine for 14 years and is a proven leader in a variety of senior management positions, most recently as Executive Vice President for Europe, Asia and the Commercial Products Group. This is a very important step to ensure we effectively deliver on our global growth strategies.

Turning to page 5, I would like to provide you with a short update on each of our business segments. Overall, our business strategies and priorities remain unchanged. We continue to focus on leveraging the strength of our advantaged product portfolio across our well-established footprint. The North America segment is performing well, in line with our expectations. We continue to focus on our targeted markets in commercial truck, agriculture and the heavy-duty construction and are seeing the expected volume declines in the automotive market due to our planned exit from the automotive module business. We have also seen volume declines in specialty vehicles, which include military applications, mostly due to reduced military spending which is impacting certain customers.

Our revenue in the heavy-duty commercial vehicle segment and in the Off-Highway markets grew significantly year-over-year. This is being offset by volume decreases in our automotive sector as certain module programs wind down. In North America, our customer relationships remain strong and we continue to grow our business. We were satisfied with our new business wins in the quarter, including wins in the Specialty Vehicle segment, Medium Truck segment and a major Off-Highway program.

Moving to South America, our sales volumes have continued to benefit from the truck pre-buy activity ahead of the adoption of the Euro 5 emission standards. We project that volumes in these areas will decline in our fourth fiscal quarter and into fiscal 2013. That being said, we have an advantaged position in the Brazilian market as a major local manufacturer and have strong market shares in our primary and local markets of agriculture and commercial truck. We expect the rearrangement of the Brazilian manufacturing facilities to be completed during the quarter. Some activities have been delayed due to the higher truck pre-buy demand. With the changes completed, we will be ready to supply components to support the new Euro 5 emission standard requirements, much of which will start in the fourth fiscal quarter. The adjustments to the facility will increase our aluminum brazing capacity to support localization by global truck OEMs and will also help prepare us for the increased launch activity and product turnover as we convert copper and brass products into higher-margin aluminum offerings.

Turning to page 6, as I previously mentioned we have seen some slowing of our markets in Europe, particularly in the commercial vehicles and auto markets. It is often difficult to forecast demand during this quarter and volumes were lower than anticipated as our customers reduced shifts with short notice prior to the holidays. This quarter was no different.

Our European business is in the midst of the transformation that we have been discussing openly for some time. We're launching new commercial vehicle programs and are starting to see anticipated volume declines in the automotive sector. We are beginning to see the impact of the wind-down of the BMW business and anticipate a year-over-year decrease in revenues of approximately $30 million related to these programs. We began production of the Origami truck radiator and are currently producing at low volumes in initial launch phase. We are also producing a new Origami automotive condenser in our Austrian facility and are currently working through some launch inefficiencies.

In conjunction with the industrialization of this new technology, we needed to make some adjustments in the manufacturing operations. This led us to a write-off of the value of idle equipment that had been developed for the early phase production process. This resulted in a $2.2 million charge to SG&A during the quarter.

Despite these challenges, our European team is focused on making significant improvement in operational efficiencies. We anticipate that the weakening conditions in Europe will continue for some time and are therefore considering our options for accelerating the necessary restructuring actions that were previously mentioned. We know there is work to be done in our manufacturing footprint and operations in Europe, and with market volumes potentially being lower for a long period, we feel it's critical that we assess the potential to take action sooner rather than later. We will come back to you in the next quarter with additional information on developments in this area.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Now, moving to Asia, in the quarter we saw a slower rate of growth. We saw a significant drop in Off-Highway volumes in December, particularly in the excavator market in China, which is a significant portion of our current business. In India, the commercial vehicle market has also seen a lower rate of growth as a result of a slowdown in their economy.

With that being said, our new business opportunities and wins remain on plan. We are focused on supporting our global customers to provide global production standardization. We're also providing solutions for local customers for the increasing emission standards in the region. Our team in Asia is providing effective management of our rapid growth and our book of business remains strong. In order to increase our manufacturing capacity in the region, we are converting our Shanghai manufacturing facility from a module assembly plant to a high-volume oil cooler production manufacturing facility. We are seeing a significant amount of quote activity and are pleased with our win rate. This is the right move for us at this time and will position us for additional growth in the region. We were awarded several significant programs in the region this quarter, including a major stationary power program for a global customer.

Please turn to page 7. Our commercial building HVAC product team continues to demonstrate their strong market knowledge and operational drive, which resulted in double-digit sales growth for the quarter in a flat market. Although the UK market continues to slow, sales in our Airedale unit continue to be on plan with particularly strong sales in December. In particular, we continue to experience a very high market preference for our energy-efficient offerings in the Data Center Cooling market.

In the North American market we have successfully launched our new rooftop packaged ventilation unit and are pleased to see the enthusiasm in the market for this product. Our focus is on leveraging our brand strength and distribution channels to expand our position in products in the rooftop market. These new products will provide a significant source of revenue growth as we focus on providing technically advanced product offerings to our served building HVAC market opportunities.

We are well positioned to leverage additional growth opportunities in this business segment and are carefully evaluating our global growth potential and long-term strategy. We will continue to be aggressive in this highly profitable segment.

With that, I would like to turn it over to Mick for a full overview of our financial performance and guidance.

Mick Lucareli - Modine Manufacturing Company - VP Finance &  CFO

Thanks, Tom, and good morning to everybody.

Turning to slide 8, I will walk through the income statement. Q3 sales increased $13 million or 3.7%, driven by the growth in Asia, South America and commercial products. Revenue growth was somewhat lower than anticipated due to the lower volumes in Europe and Asia. Year-over-year revenue growth was also negatively impacted by foreign exchange rates. Excluding the impact of foreign exchange, revenue growth would have been approximately 4.7%, so about 1% higher.

Gross margin improved 16 -- to 16%, as the businesses showed good conversion on the higher sales, and SG&A declined year-over-year and continues to improve as a percentage of sales. We continue to manage SG&A very aggressively, but there are also several unique items in this quarter. As Tom mentioned, we wrote off $2.2 million of assets in Europe. Offsetting that was a positive $2.3 million reversal of an accrual relating to our previously disclosed customs issue. In addition, we have adjusted our expectations regarding management incentive compensation in light of our revised forecast for this year.

The combined improvement in gross margin and lower SG&A resulted in much stronger operating income, which improved $7.1 million or 77%. I want to highlight that, unfortunately, during the quarter we had $2.1 million of foreign currency losses reported in other income. As I described last quarter, these are largely non-cash in nature and relate primarily to the revaluation of intercompany loans denominated in foreign currency on our balance sheet. While these are primarily non-cash, they have been very costly on a year-to-date basis at nearly $0.15 per share of EPS. The team has worked very hard at reducing our exposure to this type of risk, and we anticipate much lower volatility going forward. The reported EPS was $0.18 per share, but the currency losses and asset write-off had a negative impact of approximately $0.08 per share.

Moving on to slide 9, let's take a quick look at some important data on the cash flow and balance sheet. The balance sheet remains strong with net debt to capital at 28%, and we maintain $26 million of cash on hand. You can see earlier in the year with a heavy rebound in our volumes we saw a significant increase in working capital, but those balances have now leveled off. We are maintaining a heavy focus on free cash flow, and you can see that sequential improvement. And we expect this progress and trend to continue into the fourth quarter.

Moving on to slide 10, let's take a closer look at the North American business segment, where sales were up a modest 2%, but sales to the Class 8 market were up 41% year-over-year and our sales to the Off-Highway market were up 13%. However, this was offset by declines in our automotive and medium-duty truck sales. As Tom mentioned, the decline in automotive is consistent with our previous decision to exit certain automotive programs. The reduction in medium-duty sales is primarily driven by lower sales in specialty vehicles relating to the cancellation of a military program.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Overall, operating income improved by $4.5 million or 74%. As I previously mentioned, SG&A was helped by about $2.3 million, which was an accrual reversal relating to the customs compliance issue that was successfully resolved.

We are in the middle of our planning process and, as customary, we will provide full-year guidance for our fiscal 2013 on our fourth-quarter conference call. However, for each of these business segments I will try to highlight the market trends we see impacting our revenue next year. That's located on each of the segment slides in the box on the upper right hand side.

Our calendar 2012 market outlook for North America is for growth in all of our targeted markets. However, we expect that the absence of certain automotive and military programs will have a negative year-over-year impact of about $15 million in fiscal 2013.

Turning to slide 11, we have a look at our South America business segment. We had a solid quarter in South America with underlying sales up 23% when excluding the foreign exchange impact. The revenue growth was primarily driven by the pre-buy of commercial vehicles in advance of the emissions regulations change. Gross margin was down slightly year-over-year as we work to complete the plant rearrangement in Brazil. As we have previously mentioned, the stronger currency also impacts export sales margins because our products are sold in US dollars but our costs remain in the local currency.

Operating income improved $2.8 million, which more than doubled last year. Like everyone else, we are anticipating tough comparables in 2012 for the commercial vehicle market now that the Euro 5 pre-buy is behind us. In fact, we are anticipating a decline in our fourth-quarter revenue for South America due to this very issue. For the balance of our target markets we anticipate 2012 growth in the 5% to 10% range.

Moving on to slide 12, we have a look at our European business. Again, as Tom mentioned, third quarter sales were flat over the prior year, including a slight negative impact from foreign currency. Excluding the foreign currency impact, sales would have been increased about 0.8%. While we began to see the softening in the commercial vehicle area, our sales in this market were significantly above the prior year as we continue to gain market share. The same is true in the Off-Highway area, although this is a much smaller piece of Modine Europe. The largest drag in the quarter was a 14% decline in sales in the automotive market. A large part of this related to the wind-down of the BMW module business. In the quarter this accounted for nearly $15 million of sales going away. In addition, we saw a reduction in orders from other automotive customers, which we believe was driven by the lower export sales from Germany.

Despite the flat revenue, we continue to make progress in reducing our European overhead costs and reducing SG&A. As reminder, the major driver of the reduction in operating income was a $2.2 million asset write-off in the quarter.

As Tom mentioned, we are taking a cautious stance on the economic environment in Europe and are therefore looking at alternatives to accelerate our restructuring plans in that region. Looking ahead in 2012, we anticipate the continuation of softer markets for premium auto and commercial vehicles. In addition, comparables for the next few quarters will be difficult due to the foreign exchange rates versus prior year.

Last but not least, we need to manage our way through the next large reduction in BMW module business as that ramps down, along with a significant number of launches in Commercial Vehicle and Off-Highway segments.

Turning to slide 13, we have a look at our Asia business segment, where sales were up 24% and continued to grow due to program launches and higher volumes in China, India and Korea. However, as much publicized, the rate of growth in China and India has been slowing, particularly as order rates for the China excavator market have declined significantly. Despite the higher revenue, gross margin was flat over the prior year for several reasons. First, we had a negative impact from product mix. Second, we have production inefficiencies as we bring three plants in Asia up towards full production. Last, gross profit was impacted as we convert our Shanghai facility from strictly an assembly facility to a full-scale engine products facility. Looking ahead, we anticipate modest growth for India in 2012. However, the largest challenge will be our heavy reliance on excavator sales in China, given the volatility in that market and ongoing concerns for the first half of fiscal 2013. That said, we do expect a number of new business launches will more than offset the end market challenges in 2012.

Flipping to slide 14, we have our Commercial Products business. This segment continues to grow at a much faster rate than the overall market. We attribute this primarily to introductions of many new high-performance and energy-efficient product lines in North America and Europe. While we remain very pleased with a 33% gross margin, the comparables have been difficult all year due to increases in some material and component costs. As we look to Q4, we anticipate a more favorable gross margin comparison. In calendar 2012, we see market growth of 2% to 5% for North American building HVAC, and in the UK, where we are a leader in Data Center Cooling, we are expecting low-single-digit growth. As always, it's our goal to leverage new product offerings, to grow at an overall rate that's faster than the market in this segment.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

And now, slide 15, let's review the fiscal 2012 guidance in a little bit more detail. During our last call at the end of October I mentioned that foreign exchange losses had a major impact on our full-year outlook and that we were holding guidance, but at that point we were at the low end of the range. Since then we unfortunately incurred the additional expenses from the asset write-off and foreign currency losses in the quarter. The year-to-date foreign currency losses had a sizable impact on our EPS of nearly $0.15 per share. We also adjusted our volumes, as Tom mentioned, in light of the reductions in order rates in Europe and Asia that became evident in this quarter. And we anticipate those continuing in the fourth quarter. As a result, we expect year-over-year sales growth to be between 8% and 10%, which is down from the previous guidance of 12% to 16%.

We are also slightly lowering the top end of our operating margin range to 4.1% to 4.5%, down from 4.1% to 4.7% given our expectation of less fixed cost absorption on the lower volumes. Resulting impact on EPS is a range of $0.70 to $0.75 from a previous range of $0.95 to $1.05. Despite these short-term challenges, Modine continues to show very solid year-over-year improvements as we execute on our long-term strategy. And as we close the year, we expect fiscal 2012 to be another step in that right direction.

So with that, Tom, I'll turn it to you.

Tom Burke - Modine Manufacturing Company - President, CEO

Thanks, Mick. In summary, we had some challenges in the quarter and given the state of the global economy, likely have more ahead of us. However, I remain pleased with our progress. We saw unexpected sharply declines in both Europe and Asia and had additional foreign exchange losses and an asset write-down during the quarter. Despite these items we continue to move Modine in the right direction. We are adjusting our outlook for fiscal 2012 and anticipate the unstable market conditions to continue into the first half of 2013 fiscal year.

As a result and as mentioned earlier, we are evaluating our options for our planned European restructuring actions in order to properly position the cost structure for the excellent growth opportunities in Europe. We remain confident in our growth strategies and our strategic direction. Our teams are effectively managing a significant number of launches and are actively pursuing many new business opportunities. We have the global reach to provide our customers with superior products and solutions.

Our year-over-year operating earnings grew by 77%, which is evidence that the past few years of hard work is paying off and that we have the talent, technology and global capability necessary to successfully grow in the future. We will continue to drive improvement throughout the business to build an advantaged product portfolio and create value for our customers and our shareholders.

With that we would like to take your questions.

QUESTION AND ANSWER

Operator

David Leiker, Robert W. Baird.

Joe Vruwink - Robert W. Baird - Analyst

This is Joe on the line for David. Tom, Mick, obviously Origami is an important product for you guys. I just want to understand the asset write-down a little more. Exactly what happened there?

Tom Burke - Modine Manufacturing Company - President, CEO

Just like I said, with this major of a technology development, it's a step function. We had options to consider early on about the best way to go to production. Okay? We made sure we had those bases covered to supply either of those options.  One of those turned into a decision that was part of the plan, but caused us to have to write down an investment that we made to prepare for the industrialization of that product. So it was what I would say a planned option that we invested in to make sure that we were covered to protect the customer, protect the product launch and protect the business as we go forward. So a little more money than we would like to write off, but again, a very responsible approach to market.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Joe Vruwink - Robert W. Baird - Analyst

Okay, and if I kind of just look at this quarter and then your full-year guidance, it seems like most of the -- if I flow the numbers through, previous expectations, you are pretty much maybe close to the revised guidance. So would you say Q3 is the meaningful headwind and caused you the lower numbers, where Q4 is -- I know trends are kind of more negative, but Q4 is a bit better?

Mick Lucareli - Modine Manufacturing Company - VP Finance& CFO

Yes, Joe, a good question. We are anticipating a better fourth quarter. As we said, there was a bigger volume impact in this quarter, and we do expect a little bit of that to continue into Q4. Also the other big difference as you look sequentially from Q3 to Q4 is in this quarter, as I mentioned, we had approximately $0.08 per share just in the asset write-off and the foreign currency losses.

Joe Vruwink - Robert W. Baird - Analyst

Okay, that's helpful. You mentioned a BMW wind-down number, I think, of 30 million. Is that for the full year or for Q4?

Mick Lucareli - Modine Manufacturing Company - VP Finance& CFO

No; that's the estimate of this year's impact from the BMW wind-down, so the full fiscal year this year will be approximately $30 million and then an additional $50 million next fiscal year.

Joe Vruwink - Robert W. Baird - Analyst

Got it. Just with your excavator outlook for China, Volvo is out today talking about China being roughly flat year-over-year in the calendar 2012. I would imagine that Volvo and Cat are probably your two largest customers there. Caterpillar obviously is, still recording I think double-digit increases in their construction business in China. So I'm just wondering, is that the overall market outlook; and given your customer exposure, you are going to be in position to do much better than that minus 26%?

Tom Burke - Modine Manufacturing Company - President, CEO

Yes. Well, I think we clearly got surprised with the rapid fall-off this year. Clearly, we have a broad excavator customer market base. Those customers we know well, and I think we're going to be cautious going forward. We're prepared to supply whatever comes our way, but I think for a planning purpose and with the outlook of the global economic uncertainty, we are just being cautious going forward as far as the planning. But we are prepared to adjust if that should rise above that expectation to supply effectively. But we just -- knowing that there's still a lot of clouds around on the first half of the year, we are being cautious as we look forward.

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Just to add to that, Joe, we always talk about Modine Asia being heavily dependent on Off-Highway. And a big portion of that is we are very heavily dependent on excavators. And the challenge next year is I think most people feel that the next couple quarters, the first half of the year is going to be very tough year-over-year comparables and then a stronger second half.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Joe Vruwink - Robert W. Baird - Analyst

Okay, and then just talking about the Origami product a little bit, I've probably read press releases from some of your thermal competitors and they all seem to be coming out with the folded tube design that really had seemed to be the IP of Origami. And I know obviously you have that patented, so their design is going to be a little different. But I'm just wondering -- when you read or study Delphi or DENSO's heat exchanger product, do you still feel pretty comfortable that Origami is, hands down, the better product?

Tom Burke - Modine Manufacturing Company - President, CEO

Well, we certainly feel so, and I can tell you that. But obviously folded tubes have been around for a while. Okay? I think if you look into the -- well, you can't really look into it because we have it pretty well protected as far as our process development capability. But to get to the gauge we are talking about, we have taken another level step to go past the traditional folded tube levels to a really integrated tube design made by thinner material. It really hits all the right things as far as taking out material, performance and still remaining -- keeping strength. So we still feel we still have a very strong advantage. We feel very good about our intellectual property, and so we feel we have a very solid position going forward.

Joe Vruwink - Robert W. Baird - Analyst

Great, and then I just have one last one and I'll hop into queue. The promotion of Tom obviously makes a lot of sense and I think the writing has been on the wall for a while that if you did have a COO, he would make sense for the position. What does this free you up to do with, now, Tom? And I guess do you plan on reassigning different people to the various regions that Tom used to cover so he can focus on his more broad role?

Tom Burke - Modine Manufacturing Company - President, CEO

Oh, yes, a couple great questions there, and I'll break that down. First of all, we are very pleased with the move. It's absolutely the right timing to do this for two reasons, now that we are growing and our balance is going to start -- business across the globe is going to even out. It's having good oversight of process discipline, consistency, standardization of processes is a key part. So -- and Tom's -- again, with his experience and background, what he covers today is just an ideal fit for them.

Secondly, yes; we have got -- in the coming months we will provide more detail, but we are in a very, very favorable position on filling our VP of Europe position with a very significant and proven leader. And that will be coming more out in the next couple of months, which will help Tom, obviously, and bring a particular focus to that region, which is so critical for the business and for our long-term growth.

And from my perspective, Joe, we've got a lot of things to consider in the future. And this is what I'm really excited about, besides driving the overall continuous improved methodology that we are focused on from our Modine Operating System and to really get into the strategic decisions that we have the right to consider now. And that's pretty exciting for the Company right now and I look forward to spending a lot more time with the senior team and our Board in evaluating those options, and what that means.

Joe Vruwink - Robert W. Baird - Analyst

All right, great, thanks, guys.

Operator

Walt Liptak, Barrington Research.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

I want to ask about Europe. You mentioned a couple times that the slowdown caught you by surprise. I wonder if you could talk about which sectors. Is it primarily Auto that slowed? Because the Commercial Vehicle and Off-Highway looked okay.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Tom Burke - Modine Manufacturing Company - President, CEO

I'll start it off and let Mick kind of come through quantitatively what it means. I think we have a very heavily focused automotive current state in Europe, and that's really balanced towards premium vehicles and the strong exports and the impact of the German customers we support, which are our largest customer in the region.  We kind of weathered through, let's say, the initial phases of uncertainty that hit Europe and maybe came later on in the third quarter that we started to see that impact. And we were less impacted by the commercial truck because our market share was lower, now growing, as you can see by the pie chart up to above 20%.

So if you look at that, and then, of course, a quick move around the holiday period, which is always something that happens as they shift their production and we kind of get more definition around the last half of our third quarter, kind of brought that to bear. So I think -- so the delay of the impact because of premium auto and our influence it has on our business segment and some of the things that happened to us later I think was maybe caught us by surprise. Mick, do you want to add to that?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

No, just, I guess, other than when we were on the call right around the last quarter, there was some dialogue on the call and questions because several truck OEs in Europe had announced recently in the paper shutdowns. And we got questioned quite a bit on that at the time; we really didn't see that in our order rate. So Tom is correct in that we saw a reduction in some of the orders for truck in the third quarter, and then also on the automotive side, both with BMW and then the other premium auto makers in Europe.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay, but it sounds like the surprise was less on the truck and much more with BMW. Is that right?

Tom Burke - Modine Manufacturing Company - President, CEO

Yes. And, again, I would say our truck exposure coming into the third quarter was smaller. The customers we're tied to were not reducing volumes. We did not see reductions that some of those signaled, in particular. So we were kind of holding on. And then as the impact -- and I'd say the launch up ramp rate with certain new technology customers is now a little bit slower. So it kind of impacts the beginning and it has kind of rolled through at a slower pace. And, again, the premium autos happened towards the end of the third quarter as far as their reductions.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay, and I wanted to ask you a question on the Origami as well. Where are you with your customer? My understanding was you were going through test phases. Does this asset write-down imply something about what kind of yields you were getting, your test production rates?

Tom Burke - Modine Manufacturing Company - President, CEO

I'll make it clear. I'm glad you're asking the question if you're not certain. The asset write-down has nothing to do with the current state of production. It was an early decision to say, look it, this is a significant technology development. We better make sure we have options of considering how we are finalizing the industrialization plan of that product. Okay? And because of that we decided to take a multi-pronged approach. Okay? We invested in two prongs to protect, number one, the technology, which then protects the customer, which then protects (inaudible). That decision was early enough in the production development, early production phases, had no impact at all on the production. So we were going with the safe launch plan. So call it a little bit of insurance on a new technology jump that we invested in to make sure that that technology came together. Okay?

As far as our current state of where we are with our Origami launch preparation, we are going through some normal launch inefficiencies that you go through with something this significant. We're right on course and right on plan with where we want to be.

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Just to add one thing because Walt's question is a good one and what Tom replied -- to be clear on the asset write-down, there's a couple ways to look at that. I think that's where Walt's question is. One, you can have an impairment because you look at your indicators and your projections and you impair assets because you can't justify the value of those. As Tom said, this is a specific piece of equipment that really never left our research facility. It's one piece of equipment that we are not going to use based on the change in the manufacturing process Tom described. It's not tied to a change in our volume or a lack of confidence in our business model. It's just one very specific piece of equipment that we are not going to use in the production process.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay, and I guess if I could ask about yields and revenue, is there any fourth-quarter revenue that's going to be material or whatever for the fourth quarter?

Tom Burke - Modine Manufacturing Company - President, CEO

As related to Origami you are talking about?

Walt Liptak - Barrington Research Associates, Inc. - Analyst

As related to Origami.

Tom Burke - Modine Manufacturing Company - President, CEO

Yes. No, so revenues are going to be right in line with the launch plans that we had, so that there's no issue there. And as far as grinding through the launches on getting everything running and optimized, we are going through the normal launch inefficiencies on first pass yield and a little bit higher scrap than we would like to see at this time. But customer continuity is in place and the orders remain as planned.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay, and what about for 2013? Can you refresh us on how much revenue Origami will contribute?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Walt, we haven't -- A, we haven't said that before. And, B, right now, I wouldn't even have that in front of me right now. So maybe it's something we can take away and follow-up, especially as we head to next quarter and our full-year guidance.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay, thanks guys.

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

I guess we have been very public about our targeted goal of getting to 40% to 50% of the truck market in Europe --

Tom Burke - Modine Manufacturing Company - President, CEO

Which remains right on target.

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

-- and a big piece of that will be Origami design in the truck modules.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Tom Burke - Modine Manufacturing Company - President, CEO

Yes, the complexity, to answer your question, has evolved on both the truck side and the automotive condenser side. Clearly, it's very focused on the truck side, and I guess we can take that back and get that answer and then of course next quarter bring more detail on that to everyone.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay.

Operator

Adam Brooks, Sidoti.

Adam Brooks - Sidoti & Company - Analyst

A few quick questions. Looking at the full year operating margin guidance, it leaves a very wide range for 4Q, probably somewhere around 4% to 5.9%. Can you give us a sense of what the variables are that are aside from the top line? Is there anything that would give you more confidence to be at the high end, or to make you come in at the low end?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

I'm sure Tom is going to ask me to -- yes, great question. We debated that quite a bit because even as we get down to one quarter left, you get a lot more confidence even though there's some variability. So I would say, as I mentioned, we're looking at a stronger quarter. We expect revenue will be up in fourth quarter, and a big piece of that is driven by, frankly, in North America, we have a lot more production days in our fourth quarter than you do in the December quarter with all the shutdowns. But the volume will help us a little bit on the margins. And we are not assuming any more asset impairments or FX losses. So I would say we are looking at a slight margin improvement in fourth quarter over third quarter. What could cause us to be at a lower end or upper end would really be volume driven.

Adam Brooks - Sidoti & Company - Analyst

Okay, and if we look take a look at Asia in particular, maybe can you give a sense of, or an early sense of what profitability could look like for next year? Could you possibly break even, or given the ramp-up at several plants and the changeover of one, will it be another year where you probably post a loss?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Yes. If you look at the trend we have been running at in Asia, it has been in the last few quarters an average of, say, $20 million a quarter. And we have been talking about Asia breaking even when we get to the $80 million to $100 million level. And you can see where it bounced around. We had one quarter where we were operating profit positive and then we have been right in that breakeven low range.

So again, we are not ready to provide specific guidance for next year. But, you look at -- the quarter run rates have been around $20 million. And with a couple -- we think the next few quarters have a little bit of a headwind on the excavator side. And then we would probably expect with those markets, the market expectations we will continue to launch and improve our revenue as all those new programs ramp sequentially.

Tom Burke - Modine Manufacturing Company - President, CEO

And I think I might add, Mick is exactly right. I think excavator is, for most (inaudible), so if that comes back above, we're planning on that is going to be (inaudible).

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

The other thing I would add is we made a decision in the quarter to expand our manufacturing capacity in Shanghai. That has put a little more headwind on us in the near-term because of the need of a lot of conversion costs to go from assembly to a manufacturing facility investment that goes in. But that is a long-term investment. This is the right time to do that because our product is right, the market conversion is right. So I'm very pleased with our decision, despite maybe in a quarter where we would not ideally like to do it, because we made that decision to move forward for the best thing for the Company for the long-term and for the region.

Adam Brooks - Sidoti & Company - Analyst

Thank you, I will hop back in the queue.

Operator

Ann Duignan, JP Morgan.

Mike Shlisky - JPMorgan - Analyst

It's Mike Shlisky filling in for Ann this morning. I just wanted to switch over quickly to North America. We have been hearing from one or maybe even two OEMs here that there have been some disruptions in the supply chain, some of the truck manufacturers just could not ship some units in the past few weeks due to some brake issues. I was wondering if they had given you any sort of changes to their delivery schedules from you, since they are having some issues with shipping some products.

Tom Burke - Modine Manufacturing Company - President, CEO

We have not seen anything that I've been made aware of, and the team follows that pretty closely, obviously. So I cannot convey anything to you from that potential issue.

Mike Shlisky - JPMorgan - Analyst

Great, thanks, and switching over to Europe, given that some of the OEMs have reduced their truck production plans over the near-term, have any come back to you with any kind of changes to their design plans on their trucks that may require you to change your design a little bit on certain parts?

Tom Burke - Modine Manufacturing Company - President, CEO

No, not at all, as a matter of fact. We're so busy integrating a revolutionary new design into the truck market with Origami that that's where the focus is. So I guess that question leading from their drive towards CO2 emissions and the future needs for taking out weight and improving fuel efficiency and aerodynamics in their truck -- Origami is right at the heart of all that. So I guess we have been in the middle of that for a couple of years now, preparing and the designing and now industrializing and launching that. But we see no changes coming from the customer. As a matter of fact, we're very pleased with the relationship we've built up with many truck manufacturers in Europe over the last couple of years.

Mike Shlisky - JPMorgan - Analyst

Great, great, thanks. Just on your guidance, just following up on an earlier question, I did notice that you had a somewhat wide tax rate range guidance for the year, and there's only a couple months left. Are there any one-time items that could come up or issues that may change your tax rate from the low end to the high end there?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

No. I really don't think -- it's hard in every given quarter, literally where the Company is at right now with the various tax rates and where we are profitable around each area of the globe. I wish I could tell you there's a narrow range. It's just strictly going to be on the mix of our profits as we end the year. And over time, as all of our business units get to more of a consistent level of operating margin, then the predictably will be a lot easier for us.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Mike Shlisky - JPMorgan - Analyst

Got it. Just finally, on the guidance, I just want to make sure I can understand all the moving parts here. It includes a $2.2 million asset write-down, but it also includes the $2.2 million positive customs compliance settlement; right?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Yes, it does. So they kind of offset each other in the quarter. And our guidance is going to be at -- the EPS is as reported from continuing operations. There's no -- we're not adding anything back. That's the reported EPS is how we see that shaking out for the full year, not adjusting for anything.

Mike Shlisky - JPMorgan - Analyst

And with respect to the FX losses in your guidance, now I think you had mentioned 15% -- sorry -- $0.15 for the first three quarters. But what changed since last quarter incrementally that caused you to make your guidance lower? What portion of that $0.15 is new (multiple speakers) versus the previous [estimations]?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

So a little bit more than $2 million in this quarter from a continued devaluation of the foreign currencies versus the US dollar. And at the beginning of the fiscal year, for example, the Company had a sizable amount of foreign currency exposure on its balance sheet. Through the course of this year, and obviously none of us really anticipated the European crisis with the EU, we've continued to reduce those balance sheet exposures. So as we head into the fourth quarter, the amount of exposure we have, not only have the currencies already -- well, knock on wood -- stabilized a little bit and we've taken the hits, but our balance sheet exposure is a fraction of what it was at the beginning of this fiscal year.

Mike Shlisky - JPMorgan - Analyst

Great, makes sense, thanks guys.

Operator

David Leiker, Robert W. Baird.

Joe Vruwink - Robert W. Baird - Analyst

I actually just had a follow-up also related to currency. The $2.1 million you report this quarter. Is that just losses on your intercompany loans reported on the other expense line item?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Yes. That's nearly all of it, Joe.

Joe Vruwink - Robert W. Baird - Analyst

So are you repatriating cash to the US in order to basically hedge against this in the future? Is that what is going on?

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Yes, exactly. And a lot of what I mentioned in the beginning of the year -- we had a lot -- and we have a detailed table that I can walk through anybody, happy to do it one-on-one. But it's also in our SEC filings, the Qs and the Ks. But as we came out of the recession and we had all the covenant restraints, the best way we could move money around the globe was for one legal entity to loan it to another. So we have loans, intercompany loans, and one side always has the foreign currency exposure, and then every quarter you have to revalue it, and someone takes a loss on that. So what we've done in the last year is, for example, we have paid off all of the intercompany loans that Modine Europe owed corporate here. So we have gotten rid of those, and then with some of the other areas we have done the same thing. We have either paid them off to get rid of those or in some cases we have also hedged pieces of them.

Joe Vruwink - Robert W. Baird - Analyst

Okay, and you get -- are your tax rates going to theoretically go up as you repatriate more cash? I know the tax rate in the current quarter was a little higher than we were looking for.

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

No. In fact that's one of the advantages. If anyone wonders why you'd do a loan, when you can lend the money there in a tax-efficient way and then when you repatriate it, it's the repayment of a loan. So you avoid a lot of complicated tax issues when you do it that way. However, it created the foreign currency exposure which we needed to correct.

Joe Vruwink - Robert W. Baird - Analyst

I love the US tax system, thanks, guys.

Operator

Dennis Scannell, Rutabaga Capital.

Dennis Scannell - Rutabaga Capital - Analyst

Yes, good morning. I just had a couple of quick things. When you talk about your expectations now that Europe will be weak or weaker for some time, do you think it bottoms here and kind sequentially Europe flat-lines here? Or do you expect it to take another step down from here?

Tom Burke - Modine Manufacturing Company - President, CEO

That's a good question. We think, I guess, that we were saying it's going to be a prolonged period of uncertainty, thus volumes will stay down for a while. I don't know why it would take another drop-down, unless something created that. And I guess, Dennis, your question is as to why we bring it up and we're emphasizing it so much. We have been very open to say that in our restructuring going forward that we have more work to do in Europe. We have done -- the team in North America has done a great job of getting the footprint right, getting the scale right, getting the cost model correct. And we are really set to go now that we are kind of through that. We have always said we are about 25% or 30% of the way through where we need to go in Europe and we think this is a time to evaluate the opportunities to move that forward. Okay? So you're really kind of putting -- we're taking -- just be opportunistic, volumes are going to be down probably for some prolonged period. How far down they go, we're not -- we have in our plans that they're going to keep relatively flat, but we are going to start evaluating this period to be some (inaudible) we accelerate those changes that have been on the plans for some time now.

Dennis Scannell - Rutabaga Capital - Analyst

Okay, and in terms of your placements on the European trucks, for the future engines, are you about where you want to be, or is there still some market share that you think you can get?

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Tom Burke - Modine Manufacturing Company - President, CEO

There's still decisions pending, and I can say we are very satisfied with what we have conquested over the last couple of years with the Euro 6, so -- as a direct result of the Origami technology and what has brought that to my earlier point. But there still is a decision or two on certain components and certain vehicle manufacturers that are there that could even add to that. So we have had this 40% to 50% range. I would say that we are confident on where that range is coming in and our ability to hold that market share, if not increase a little bit more.

Dennis Scannell - Rutabaga Capital - Analyst

Excellent. And then a quick question on Brazil -- I think, Mick, you said that -- I wasn't sure if on the export business -- are you just feeling a hit to margin because of foreign currency, or are you losing export sales because of the stronger real?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

It's primarily a temporary hit to the margin. And it's -- for many of those, our contracts are we get paid in dollars and then we convert to real. And the good news with Brazil has been the economic strength. The problem they are having with that is obviously inflation. So our costs are higher in local currency. But when you translate to dollar sales, it is impacting our margins this year.

Dennis Scannell - Rutabaga Capital - Analyst

Yes, got it. Just one last, on the other income/foreign exchange losses. So $0.15 year to date, it sounds like we have reversed a lot of those intercompany loans. So does that go to effectively zero for the fourth quarter? And then expectations for then fiscal 2013 -- does that go to close to zero?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

No, and that's a good question. In our fourth quarter and what is implied in our full-year are no foreign currency gains or losses. Unfortunately, what happened in the past are permanently gone because they have been hedged or paid off. If we would have let them float, you could argue if the euro took off, we certainly could have seen a reversal. But as we have reduced them or eliminated them, those losses are gone.

Dennis Scannell - Rutabaga Capital - Analyst

Okay, so again, you would expect $0.15 for the full year in fiscal 2012 and then probably not much significant move on the FX in fiscal 2013?

Mick Lucareli - Modine Manufacturing Company - VP Finance & CFO

Yes, year-to-date in other income, we have approximately $8 million we have incurred year-to-date in losses. And we are projecting that that's going to hold for the full year. But we can't get any of that back.

Dennis Scannell - Rutabaga Capital - Analyst

Got it, okay, great, thanks a lot.

Operator

There are no further questions at this time. I would like to turn it back over to Ms. Powers for closing remarks.

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FEBRUARY 03, 2012 / 02:00PM  GMT, MOD - Q3 2012 Modine Manufacturing Company Earnings Conference Call

Kathleen Powers - Modine Manufacturing Company - VP,Treasurer & IR

I would like to thank everyone for joining us this morning. Have a good weekend.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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